As filed with the Securities and Exchange Commission		Registration No. 33 -
on March 18, 1998
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   ________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                           THE SECURITIES ACT OF 1933
                            __________________________


                              1998 Directors' Warrants


                              SYMBOL TECHNOLOGIES, INC.
                  (Exact name of registrant as specified in its charter)



           Delaware     						                    11-2308681
(State or other jurisdiction of   				    (I.R.S. Employer Identification
 incorporation or organization)				         Number)


                                One Symbol Plaza
                        Holtsville, New York 11742-1300
                                (516) 738-2400
                    (Address, including zip code and telephone
                      number, including area code, of
                     registrant's principal executive offices)


Dr. Jerome Swartz							               Leonard H. Goldner, Esq.
Chairman of the Board and Chief				    Senior Vice President and
     Executive Officer						           General Counsel
Symbol Technologies, Inc.					         Symbol Technologies, Inc.
One Symbol Plaza     						            One Symbol Plaza
Holtsville, New York  11742-1300			   	Holtsville, New York  11742-1300
(516) 738-2400							                  (516) 738-2400
_______________________________________________________________________________
             (Name, address, including zip code, and telephone
             number, including area code, of agents for service)




CALCULATION OF REGISTRATION FEE

<CAPTIONS>


_______________________________________________________________________________

                                                     Proposed
Title of Each                      Proposed          maximum
Class of                           maximum           aggregate     Amount of
Securities to      Amount to be    offering price    offering      registration
be registered      Registered*     per share         price         fee

1998 Directors     50,000           $37.3125         $1,865,625     $565
Warrants


____________________________________________________________________________





* There are also being registered such additional indeterminate number of shares of the Registrant's Common Stock as may be required to cover possible adjustments under the terms of each warrant.

	PART I

	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

		The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be or have been sent or given to holders of the warrants listed on the cover of the Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

	PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

		The following documents filed with the Commission are incorporated herein by reference:

		(1)	Annual Report on Form 10-K for the fiscal year ended December
31, 1997 which is the Company's latest Annual Report on Form 10-K filed pursuant to Section 13(a) of 15(d) of the Securities and Exchange Act of 1934
(the "Exchange Act") which contains certified financial statements for the
Company's latest fiscal year for which a Form 10-K was required to have been filed.

		(2)	The description of the Company's Common Stock which is
contained in a registration statement on Form 8-B dated November 23, 1987 filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such information.

		All documents subsequently filed by the Company pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the time of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this
Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or so superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.	Not applicable

Item 5.	Interests of Named Experts and Counsel

		Certain legal matters related to this offering have been passed upon for the Company by Leonard H. Goldner, Senior Vice President, General Counsel and Secretary of the Company. As of March 1, 1998, Mr. Goldner owned in the aggregate 59,710 shares of Common Stock. In addition, Mr. Goldner and a trust for the benefit of his wife and children own options to purchase an aggregate of 234,550 shares of Common Stock. Mr. Goldner disclaims beneficial ownership of the option to purchase 50,000 shares of Common Stock held by this trust.

Item 6.	Indemnification of Directors and Officers

		The indemnification of officers and directors of the Company is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"). Among other matters, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than any action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Indemnification in a suit by or in the right of the corporation is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification may be made in such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking, by or on behalf of the person to whom the advance will be made, to repay the advance if it shall ultimately be determined that he was not entitled to indemnification.

		The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company's by-laws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. Such by-law provisions are intended to be broader than the statutory indemnification provided in the DGCL. However, the extent to which such broader indemnification may be permissible under Delaware law has not been established.

		The DGCL also authorizes a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured and the Company maintains such insurance.

		The Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as director except for liability (i) for any breach of the director's duty of liability to the Company or its shareholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

		The Company has agreements with all directors and executive officers pursuant to which they are indemnified to the maximum extent allowable by Delaware law.

		Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Not Applicable

Item 8.	Exhibits

		4.1		 Form of 1998 Directors Warrant Agreement

		5		   Opinion and Consent of Leonard H. Goldner

 23.1		 Consent of Deloitte & Touche

	23.2		 Consent of Leonard H. Goldner
				    (included in Exhibit 5)

	 24		  Power of Attorney of Directors and certain officers
				    of the Company  (see page 8)

Item 9.	Undertakings

		(a)	The undersigned registrant hereby undertakes:

		(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by section 10(a)(3) of the
1933 Act;

		(ii)	To reflect in the prospectus any facts or events arising
after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

		(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter) and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

		(2)	That, for the purpose of determining any liability under the
1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

		(b)	The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(c)	Insofar as indemnification for liabilities arising under the
1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

		KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Jerome Swartz, Tomo Razmilovic and Leonard H. Goldner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

	SIGNATURES

		Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Holtsville, State of New York, on this 12th day of March, 1998.

							SYMBOL TECHNOLOGIES, INC.



								By	s/Jerome Swartz
									Jerome Swartz
									Chairman of the Board

		Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature					                Title 					                Date
                          	Chairman of the
                           	Board and Director
s/Jerome Swartz         		(Principal Executive Officer)		February 27, 1998
Jerome Swartz

s/Raymond R. Martino    		 Director					                 February 27, 1998
Raymond R. Martino


s/Marvey P. Mallement   		 Director					                 February 27, 1998
Harvey P. Mallement


s/Frederic P. Heiman    		 Director					                 February 27, 1998
Frederic P. Heiman


s/Saul P. Steinberg     		 Director					                 February 27, 1998
Saul P. Steinberg


s/Lowell C. Freiberg    		 Director					                 February 27, 1998
Lowell C. Freiberg


s/George Bugliarello    		 Director					                 February 27, 1998
George Bugliarello


s/Charles Wang			          Director					                 February 27, 1998
Charles Wang


s/Kenneth V. Jaeggi      	Senior Vice President			       February 27, 1998
Kenneth V. Jaeggi			      Finance (Chief Financial Officer)


s/Brian T. Burke         	Senior Vice President,			      February 27, 1998
Brian T. Burke 			        Controller and Chief Accounting
					                     Officer

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549


________________________________________




EXHIBITS

TO

FORM S-8






REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________




SYMBOL TECHNOLOGIES,INC.

	EXHIBIT INDEX


											                                   Sequentially
											                                       Numbered
Exhibit										                                     Page


4.1    Form of 1998 Directors' Warrant Agreement				   12

5		    Opinion and Consent of Leonard H. Goldner				   17

23.1		 Consent of Deloitte & Touche						              20

23.2		 Consent of Leonard H. Goldner
		     (included in Exhibit 5)

24		   Power of Attorney of Directors and certain officers
		     of the Company  (see page 8 of Form S-8)

EXHIBIT 4.1

SYMBOL TECHNOLOGIES, INC.
1998 DIRECTORS' WARRANT AGREEMENT

			            10,000					                              $37.3125
       Number of Shares of Common		     	            Exercise Price
	       Stock Subject to Warrant			                     Per Share


January 5, 1998
Date of Grant

1.	Symbol Technologies, Inc. (hereinafter called the "Company") hereby grants you, as of the date of grant specified above (hereinafter the "Date of Grant"), a warrant to purchase the number of shares of common stock (par value $.01 per share) of the Company specified above (which number of shares may be adjusted pursuant to Paragraph 5 below) at the price per share specified above, which is the closing price of the common stock of the Company on the New York Stock Exchange on the Date of Grant. Such shares shall be made available solely from shares of common stock reacquired and held in the Company's treasury.

2.	Subject to the provisions of Paragraph 3 below, you may exercise this
Warrant as follows:

No part of this Warrant may be exercised prior to December 31, 1998. Subject to Paragragh 3, this Warrant may be exercisable with respect to 25% of the total number of shares originally covered thereby on and after January 1, 1999 and such percentage shall increase by 25% on each of the next three consecutive anniversary dates of that date. Accordingly, on January 1, 2002, the Warrant may be exercised in its entirety. This Warrant may not be exercised for a fraction of a share
of common stock of the Company.   Delivery of any written noticed of
exercise of this Warrant shall constitute an irrevocable election to exercise the Warrant to the extent indicated in said notice.

3.	This Warrant may not be exercised by you unless all of the following conditions are met:

(a) Counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will be in compliance with applicable federal, state, local and foreign securities laws, securities exchange and other applicable laws and requirements.

(b)	At the time of exercise the full purchase price for the shares being acquired hereunder must be paid to the Company and such amount as required by Paragraph 6 below, by (i) paying in United States dollars by cash or check, (ii) tendering shares of common stock of the Company owned by you for at least six months which have an aggregate fair market value equal to the full purchase price for the shares being acquired (the closing price of a share of common stock of the Company on the New York Stock Exchange) on the date of exercise, (iii) by delivery to the Company (a) irrevocable instructions to deliver the stock certificate representing the shares being acquired directly to a broker, and
(b) instructions to the broker to sell such shares and promptly deliver to the Company the portion of the sales price equal to the exercise price, or (iv) a combination of these methods of payment;
and

(c)	You must, at all times during the period beginning with the Date of Grant and ending on the date of such exercise, have been a Director of the Company, except that if you cease to be such a Director for reasons other than death while holding this Warrant, and this Warrant has not expired and has not been fully exercised, you may, at any time within ninety (90) days of the date of such cessation (but in no event after the expiration of ten years from the Date of Grant), with due regard to the provisions of Paragraph
2 above, exercise this Warrant with respect to any of the total number of shares covered hereby as to which you could have exercised this Warrant on the date you ceased to be a Director.

4.         (a)	This Warrant is not transferable by you otherwise than by
will or the laws of descent and distribution and is exercisable during your lifetime only by you. If, at the time of your death, this Warrant has not been fully exercised, your executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of your death (but in no event after the expiration of ten years from the Date of Grant), with due regard to the provisions of Paragraph 2 above, exercise this Warrant with respect to the number of shares as to which you could have exercised this Warrant at the time of your death.

(b) A warrant holder shall have no rights as a shareholder with respect to any shares of common stock issuable pursuant to the Warrant until receipt by the Company of payment referred to in Paragraph 3 hereof. Except as provided in Paragraph 5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior

(c) to the date of receipt of such payment. Nothing contained herein shall be construed as giving any warrant holder any right to be retained in the services of the Company or to continue to serve as a Director of the Company.

5.	In the event that the outstanding common stock of the Company shall be changed by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event occurring after the Date of Grant and prior to its exercise in full, the number and kind of shares for which this Warrant may then be exercised and the exercise price per share shall be proportionately and appropriately adjusted automatically so as to reflect such change. In computing any adjustment provided herein, any fractional shares shall be eliminated.

6.	It shall be a condition to the obligation of the Company to issue shares of common stock of the Company upon exercise of this Warrant that you
(or any beneficiary or person entitled to act under Paragraph 4 above):

(a)	Pay to the Company, upon its demand, such amount as may be
requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes incurred by reason of the exercise of the Warrant or the transfer of shares thereupon;

(b)	Execute such forms as the Board of Directors of the Company shall prescribe for the purpose of evidencing the exercise of the Warrant in whole or in part, as the case may be; and

(c)	Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant and/or exercise.

	If the foregoing requirements of this Paragraph 6 are not satisfied, the Company may refuse to issue shares of common stock upon exercise of the Warrant and all rights hereunder shall become null and void.

7. This Agreement shall be governed and construed in accordance with the substantive law, but not the choice of law rules, of the State of New York. The Board of Directors shall have the power to construe this Agreement and to determine all questions arising hereunder. Any decision of the Board shall be final and conclusive.

	Please confirm your acceptance of this grant by executing the attached copy of this Agreement and returning it to Leonard H. Goldner, Senior
Vice President, General Counsel and Secretary of the Company, One Symbol Plaza, Holtsville, NY 11742-1300. Such action will constitute your agreement to abide by all of the provisions of the grant and the Warrant specified herein.


SYMBOL TECHNOLOGIES, INC.


By:  _________________________			_________________________
								Director

EXHIBIT 5

								March 17, 1998





Symbol Technologies, Inc.
116 Wilbur Place
Bohemia, NY  11716

Dear Sirs:

		Symbol Technologies, Inc., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended on Form
S-8 (the "Registration Statement") which relates to an aggregate of 50,000 shares (the "Shares"), of the Company's Common Stock, par value $.01 per share, which are being offered pursuant to the Company's 1998 Directors'
Warrant Agreements (the "1998 Warrants"). This opinion is an exhibit to the Registration Statement.

		I am Senior Vice President, General Counsel and Secretary of the Company. I have acted as counsel to the Company and in such capacity have participated in various corporate and other proceedings taken by or on behalf of the Company in connection with the 1998 Warrants and the proposed offer and sale of the Shares referred to above as contemplated by the Registration Statement. I have taken part in the preparation or examined copies (in each case signed, certified or otherwise proven to my satisfaction) of the Company's Certificate of Incorporation, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and shareholders, the Registration Statement and exhibits thereto and such other documents and instruments relating to the Company and the proposed offering as I have deemed necessary under the circumstances. Insofar as this opinion relates to securities to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at that time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

		I note that I am a member of the Bar of the State of New York and that I am not admitted to the Bar of the State of Delaware. To the extent that the opinion expressed herein involves the law of Delaware, my opinion is based solely upon my reading of the Delaware General Corporation Law and my review of the Company's certified Certificate of Incorporation.

Symbol Technologies, Inc.
March 17, 1998
Page -2-



	In connection with my rendering of this opinion, I wish to note that, as of March 1, 1998, I own in the aggregate of 59,710 shares of the Common Stock of the Company. In addition, I and a trust for the benefit of my wife and children own options to purchase an aggregate of 234,550 shares of Common
Stock. I disclaim beneficial ownership of the option to purchase 50,000 shares of Common Stock held by the trust.

		Based on the foregoing, it is my opinion that:

		1.	The Company has been duly incorporated under the laws of the
State of Delaware and has an authorized capital stock consisting of 100,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $1.00 per share.

		2.	Subject to the effectiveness of the Registration Statement
and compliance with applicable state securities laws, Shares issued upon the valid exercise of the 1998 Warrants will be duly authorized, legally issued, fully paid and non-assessable.

		I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

							Very truly yours,


							/s/Leonard H. Goldner
							Leonard H. Goldner
							Senior Vice President
							and General Counsel

LHG:mk

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Symbol Technologies, Inc. and subsidiaries on Form S-8 of our report dated February 9, 1998 appearing in the Annual Report on Form 10-K of Symbol Technologies, Inc. and subsidiaries for the year ended December 31, 1997.






/s/Deloitte & Touche LLP
Jericho, New York
March 16, 1998

EXHIBIT 23.2
(Included in Exhibit 5)

EXHIBIT 24
(See Page 8 of Form S-8)
regist\S8WARRANTS.DOC
regist\S8WARRANTS.DOC